Exhibit 10.3

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into as of June 20, 2022, and effective as of July 1, 2022, by and between Finance of America Companies Inc., a Delaware corporation (the “Company”), and Patricia L. Cook, an individual (the “Consultant”).

RECITALS

WHEREAS, Consultant possesses certain skills, knowledge, and experience;

WHEREAS, Consultant is bound by certain other agreements and covenants pursuant to the certain Restrictive Covenant Agreement executed by the Company and Consultant on June 20, 2022 (the “Restrictive Covenants”);

WHEREAS, without waiver of the Restrictive Covenants, the Company desires to engage Consultant to perform certain services using such skills, knowledge, and experience, and Consultant desires to be so engaged, as an independent contractor; and

WHEREAS, the Company and Consultant desire to enter into the Agreement in order to set forth the terms and conditions under which Consultant will provide such services.

NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Company and Consultant hereby agree as follows:

AGREEMENT

1. Consultant’s Services. Consultant shall be available and shall provide to the Company and/or its affiliates (together, the “Company Group”) consulting services requested by a member of the Company Group from time to time and as more specifically set forth on Exhibit A hereto (“Consulting Services”). The Company agrees that Consultant shall have ready access to the Company Group’s applicable staff and resources as necessary to perform the Consulting Services.

2. Consideration.

a. Monthly Rate. In consideration for the Consulting Services to be performed by Consultant under this Agreement during the Term as defined in Section 7 of this Agreement, and provided Consultant is in compliance with all Restrictive Covenants, the Company will pay Consultant at a rate of $25,000/month (the “Monthly Payment”). Payment shall be made on the last day of each month, with the first payment due July 31, 2022. To the extent Company has notified Consultant in writing that it believes in good faith Consultant has violated the terms of one or more of the Restrictive Covenants prior to any payment date, payment of the Monthly Payment may be suspended until the parties have received a final resolution from an arbitrator that Consultant has not violated any Restrictive Covenants.

b. Expenses. The Company shall reimburse Consultant for all out of pocket expenses to the extent (i) pre-approved by the Chief Executive Officer in writing (which may be provided via e-mail), (ii) supported by receipts or other documentation, and (iii) incurred in connection with the provision of Consulting Services and in accordance with the Company’s Vendor Travel and Expense Policy provided to Consultant from time to time.

3. Independent Contractor. Nothing herein shall be construed to create an employer-employee relationship between the Company (or any other member of the Company Group) and Consultant. Consultant is an independent contractor and not an employee of the Company or any other member of the Company Group. The consideration set forth in Section 2 shall be the sole consideration due Consultant for the Consulting Services rendered hereunder. It is understood that the Company will not withhold any amounts for payment of taxes from the compensation of Consultant hereunder.

Consultant shall be responsible for providing any labor, materials, equipment, transportation, and facilities necessary or appropriate to timely and properly complete the Consulting Services in accordance with the provisions of the Agreement. It is understood that the Company Group may, from time to time, provide certain materials to Consultant in order to perform the Consulting Services, but that any such materials provided shall remain the property of the Company Group. All work product, including data, materials, documentation, computer programs, inventions, patents, ideas, discoveries, products, designs, business methods, picture, audio, and all works of authorship created by

Consultant while retained by Company and within the scope of Consultant’s retention by Company, whether or not developed during working hours, shall be considered work for hire by Consultant and owned by Company. The parties understand and agree that, so long as Consultant performs the Consulting Services in accordance with the standards and other provisions set forth herein, Consultant shall control and direct the performance of the Consulting Services and shall perform the Consulting Services in an independent, timely and professional manner.

Consultant represents and warrants to the Company that it is qualified to perform the Consulting Services, and that it is under no obligation to any person, entity or corporation including but not limited to obligations of confidentiality, and has no other interest which is inconsistent or in conflict with this Agreement, or which would in any way prevent, limit or impair the performance of the Consulting Services. Any information Consultant may supply Company or utilize with respect to performing the Consulting Services will have been obtained by Consultant lawfully.

Consultant shall abide by Company’s standard workplace, safety and other policies and procedures as Company deems appropriate. Consultant will treat all Company employees, customers, and other affiliates with respect and responsibility.

Consultant shall not be empowered to and shall not enter into any agreement or incur any obligations on behalf of any member of the Company Group, or commit any member of the Company Group in any manner, without the appropriate Company Group member’s prior written consent, and Consultant shall indemnify and hold the Company Group harmless from and against any and all expenses, costs and damages that the Company Group may incur as a result of any breach, or alleged breach, of this covenant.

Consultant shall not be eligible to participate in any employee benefit plan, program, or policy sponsored by the Company, or otherwise made available to employees of the Company.

Consistent with Consultant’s status as an independent contractor, Company will not provide Consultant with any Company, individual or group insurance policy or any other kind of insurances coverage.

4. Confidentiality. Consultant understands and agrees that in connection with the performance of the Consulting Services hereunder Consultant will acquire information of a proprietary and/or confidential nature relating to the business of the Company Group. Further, Consultant understands and agrees that the Consulting Services may include services performed on behalf of the Company Group for the benefit of a third party with whom a member of the Company Group has contracted to provide services (a “Company Counterparty”), and that, as a result of such arrangement, Consultant will acquire information of a proprietary and/or confidential nature relating to the business of any such Company Counterparty. Consultant hereby expressly agrees to maintain in strictest confidence and not to use in any way (including, without limitation, in any future business relationship of Consultant), publish, disclose, or authorize anyone else to use, publish or disclose in any way, any proprietary, confidential or other non-public information or document of any kind relating in any manner to the business or affairs of (i) the Company Group or (ii) any Company Counterparty. Notwithstanding the foregoing, Consultant may retain such professional files and utilize the forms and other documentation contained therein, provided that such utilization does not violate the foregoing obligation.

5. Assignment of Developments. Consultant agrees to, without additional compensation, promptly make full written disclosure to the Company, and Consultant will hold in trust for the sole right and benefit of the Company, all Developments (as defined below) which Consultant may solely or jointly conceive, create, develop or reduce to practice, or have solely or jointly conceived, created, developed or reduced to practice, or have caused or may cause to be conceived, created, developed or reduced to practice, before or during the term of the Consulting Services, whether or not during regular working hours. “Developments” means all developments, original works of authorship, inventions, concepts, technology, software, know-how, improvements, trade secrets, and similar proprietary rights recognized in any jurisdiction, whether or not patentable or registrable under patent, copyright or similar laws, provided, that they (i) related or relate at the time of conception, development, or reduction to practice to the Consulting Services, or the actual or anticipated research or development of the Company or any affiliate thereof; (ii) resulted or result from or relate to any work performed for the Company or any affiliate thereof; or (iii) were or are developed through the use of equipment, supplies, or facilities of the Company or any affiliate thereof, or any Confidential Information or any intellectual property rights of the Company, or in consultation with personnel of the Company or any affiliate thereof. Consultant further acknowledges that all Developments made by Consultant (solely or jointly with others) within the scope of and during the term of the Consulting Services were or are “works made for hire” (to the greatest extent permitted by applicable law) for which Consultant is, in part, compensated by Consultant’s base consideration, unless regulated otherwise by law, but that, in the event any such Developments are deemed not to be a work made for hire, Consultant agrees to assign, and hereby does assign, all rights, title and interest in and to such Developments, including all related intellectual property rights worldwide, whether such Developments were or are conceived, created, developed or reduced to practice in the past, present or future, to the Company, or its designee. If any Developments cannot be assigned or otherwise did or do not vest in the Company, Consultant hereby grants to the Company an exclusive, assignable, irrevocable, perpetual, worldwide, sublicenseable (through one or multiple tiers), royalty-free, unlimited license to use, make, modify, sell, offer for sale, reproduce, distribute, create derivative works of, publicly perform, publicly display and digitally perform and display such work in any media now known or hereafter known. Outside the scope of the Consulting Services, whether during or after the term of the Consulting Services with the Company or any affiliate thereof, Consultant agrees not to (i) modify, adapt, alter, translate, or create derivative works from any such work of authorship or (ii) merge any such work of authorship with other Developments. To the extent rights related to paternity, integrity, disclosure, and withdrawal of Developments (collectively, “Moral Rights”) may not be assignable under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Consultant hereby irrevocably waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent.

6. Intellectual Property Registrations. Consultant agrees to assist the Company, or its designee, at Company’s cost and expense, in every way to secure the rights of the Company in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, and all other intellectual property rights in any jurisdiction worldwide (the “Intellectual Property Registrations”) relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company will deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company, or its designee, the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto. Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers will continue after the term of the Consulting Services until the expiration of the last such intellectual property right to expire in any country of the world. If the Company is unable because of Consultant’s mental or physical incapacity or unavailability for any other reason to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact to act for and in Consultant’s behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by Consultant. Consultant hereby waives and irrevocably quitclaims to the Company any and all claims, of any nature whatsoever, that Consultant now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company.

7. Term. This Agreement shall commence on July 1, 2022 and shall terminate on December 31, 2022, unless otherwise terminated earlier by the Company (the “Term”). Company may terminate this Agreement at any time with or without cause. Upon termination of this Agreement by Company, Consultant shall be entitled to receive any compensation which is accrued and payable under the terms of this Agreement and any expenses incurred and properly reported under the terms of this Agreement, which are unpaid as of the date of termination. For the avoidance of doubt, to the extent this Agreement is terminated by the Company prior to any month end, the Consultant shall be entitled to receive the entire Monthly Payment for such month in which the termination occurred.

If Consultant terminates the Agreement, Consultant shall provide reasonable notice of thirty days

(“Notice Period”). Company will pay Consultant all amounts due to the end of the Notice Period.

8. Taxes, Liabilities and Assessments. It is understood that Consultant shall be solely responsible for the full and timely payment of any and all taxes, liabilities, and assessments of any kind in any way arising out of or relating to Consultant’s receipt of compensation relating to the Agreement or the performance of Consulting Services under the Agreement, including without limitation, social security, unemployment insurance, gross receipts taxes, withholding taxes, workmen’s compensation insurance, and income taxes. Consultant hereby agrees to fully and timely comply with all federal, state, and local laws, regulations, and rules relating to such taxes, liabilities, and assessments, and will furnish, upon request by the Company, satisfactory evidence of such compliance. Consultant agrees further to indemnify and hold the Company, its affiliates and their respective directors, managers, officers, employees and agents, harmless from any breach by Consultant of the provisions hereof.

9. Waiver. The waiver by either party of a breach or default of any of the provisions of this Agreement by the other party shall not be construed as a waiver of any succeeding breach or default of the same and any other provision of this Agreement, nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any breach or default.

10. Severability. If any provision or portion of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions or portions shall remain in full force and effect. Furthermore, if the scope of any provision of this Agreement is determined to be too broad in any respect whatsoever to permit enforcement to its maximum extent, then such provision shall be enforced to the maximum extent permitted by law.

11. Governing Law. This Agreement will be governed and interpreted in accordance with the laws of the State of Florida, without giving effect to its principles of conflicts of law.

12. Arbitration. Company and Consultant agree to use reasonable, good faith efforts to attempt to resolve, as promptly as possible, any and all disputes arising from this Agreement. In the event that any disagreement or dispute should arise concerning this Agreement or the enforcement of the rights of either party, then the parties agree to waive trial by jury and agree that the exclusive method for resolution of any dispute shall be by JAMS arbitration in Naples, Florida before an arbitrator mutually selected by the parties, which decision shall be final and binding on the parties. Each party shall bear its own fees, costs, and expenses, and all fees owed to JAMS will be split equally between the parties.

13. Assignment. Consultant may not assign, transfer, subcontract or delegate any right or obligation under this Agreement without prior written consent of the Company. The Company may freely assign this Agreement in whole or in part.

14. No Publicity. Consultant shall not, without the prior written consent of Company, use the Company’s name in any advertising or promotional literature or publish any articles relating to the Company, this Agreement, or the Consulting Services and shall not otherwise refer to the retention of Consultant or the rendering of the Consulting Services hereunder.

15. Notices. All notices shall be in writing and deemed effective when received by either email, registered certified mail, or overnight mail, at the address of the party to be notified.

16. Complete Agreement. This Agreement, together with the Restrictive Covenants, to the extent explicitly incorporated herein by reference, contain the entire agreement between the parties hereto with respect to the matters covered herein. No other agreements, representations, warranties or other matters, oral or written, purportedly agreed to or represented by or on behalf of Consultant by any of its agents, or contained in any sales materials or brochures, shall be deemed to bind the parties hereto with respect to the subject matter hereof. Consultant acknowledges that it is entering into the Agreement solely on the basis of the representations contained herein.

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IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

COMPANY:

Finance of America Companies Inc.

By:	/s/ Graham Fleming
Name:	Graham A. Fleming
Title:	President

CONSULTANT:

/s/ Patricia L. Cook
Patricia L. Cook

EXHIBIT A

CONSULTING SERVICES

Consultant will be available to provide consulting services to the Company’s Chief Executive Officer related to enterprise-wide strategic initiatives and provide additional advisory services as requested by the Company’s Chief Executive Officer on an as-needed basis for a maximum of sixty hours a month. On the last day of each month, Consultant will provide a report to Company’s Chief Executive Officer with the hours worked and a description of duties performed.

Consultant primarily will provide services from her location via remote means. If Consultant is requested to travel to fulfill her duties under this Agreement, it will be based on Consultant’s availability subject to reasonable advance notice. Any travel expenses will be reimbursed by the Company.